Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of The Hennessy Funds Trust and to the use of our report dated December 28, 2011 on the financial statements and financial highlights of the FBR Focus Fund, FBR Large Cap Financial Fund, FBR Small Cap Financial Fund, FBR Technology Fund, FBR Gas Utility Index Fund, FBR Core Bond Fund, and FBR Balanced Fund (the “Funds”), each a series of The FBR Funds. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders of The FBR Funds, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 1, 2012